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                                                                 SEC FILE NUMBER
                                                                    0-26402
                                                                ----------------

                                  UNITED STATES                 ----------------
                       SECURITIES AND EXCHANGE COMMISSION         CUSIP NUMBER
                                                                   025636-20-0
                                                                ----------------
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


(Check one):   |_| Form 10-K   |_| Form 20F   |_| Form 11-K   |X| Form 10-Q

 |_| Form N-SAR   |_| Form N-CSR


         For Period Ended: March 31, 2006
                           --------------
         |_|   Transition Report on Form 10-KSB
         |_|   Transition Report on Form 20-F
         |_|   Transition Report on Form 11-K
         |_|   Transition Report on Form 10-Q
         |_|   Transition Report on Form N-SAR
         For the Transition Period Ended:________________________________


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  Read Instruction (on back page) Before Preparing Form. Please Print or Type.
                Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION
         The American Energy Group, Ltd.
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Full Name of Registrant


         N/A
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Former Name if Applicable

         120 Post Road West, Suite 202
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Address of Principal Executive Office (Street and Number)

         Westport, CT  06880
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)


If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (check box if appropriate)

      (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense.

|X|   (b) The subject annual report, semi-annual report, transition report on Form 10-K , Form 20F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     The Form 10-QSB for the period ended March 31, 2006, could not be filed within the prescribed time period due to unavoidable communication delays in obtaining review and approval of the 10-QSB financials from overseas directors of the registrant which could not be eliminated by the registrant without unreasonable effort or expense.

PART IV -- OTHER INFORMATION



(1) Name and telephone number of person to contact in regard to this notification

         Pierce Onthank          (203)                  222-7315
        -----------------   ---------------        -------------------
               (Name)        (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). Yes |X| No |_|

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(3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes |_| No |X|

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                         The American Energy Group, Ltd.
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                  (Name of Registrant as Specified in Charter)

     has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     May 15, 2006          By:  /S/ Pierce Onthank
    ------------------------      ----------------------------------
                                  Pierce Onthank,  CEO and President

     INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                   ATTENTION
           Intentional misstatements or omissions of facts constitute
                Federal Criminal Violations (See 18 U.S.C. 1001).
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